EXHIBIT 4.1

                            SECURITYHOLDERS AGREEMENT

                                      among

                            DOMAIN ENERGY CORPORATION

                                       and

                               its SECURITYHOLDERS

                          Dated as of December 31, 1996

                                TABLE OF CONTENTS

                                                                          PAGE

                       ARTICLE I.  Certain Definitions.....................  2

                       ARTICLE II.  Management Agreements.................. 10

      Section 2.1.      Conduct of Business................................ 10
      Section 2.2.      Stock Purchase and Option Plan..................... 13
      Section 2.3.      Registration of Common Stock....................... 14

                       ARTICLE III.  Corporate Governance.................. 14

      Section 3.1.      Board of Directors................................. 14
      Section 3.2.      Removal............................................ 17
      Section 3.3.      Vacancies.......................................... 17

                       ARTICLE IV.  Transfers of Securities................ 17

      Section 4.1.      Restrictions on Transfer........................... 18
      Section 4.2.      Exceptions to Restrictions......................... 18
      Section 4.3.      Legending of Certificates.......................... 18
      Section 4.4.      Improper Transfer.................................. 19

                       ARTICLE V.  Purchase Rights......................... 20

      Section 5.1.      Transfers by a Management Investor................. 20
      Section 5.2.      Puts and Calls..................................... 21
      Section 5.3.      Right of First Refusal for New Securities.......... 25
      Section 5.4.      Right to Join in Sale.............................. 26
      Section 5.5.      Rights to Compel Sale.............................. 27

                       ARTICLE VI.  Registration Rights.................... 29

      Section 6.1.      Demand Registrations............................... 29
      Section 6.2.      Piggyback Registrations............................ 31
      Section 6.3.      Registration Procedures............................ 33
      Section 6.4.      Indemnification.................................... 37
      Section 6.5.      Contribution....................................... 40
      Section 6.6.      Rule 144........................................... 41

                       ARTICLE VII.  Termination........................... 42

      Section 7.1.      Certain Terminations............................... 42

                                                                          PAGE

                       ARTICLE VIII.  Miscellaneous........................ 42

      Section 8.1.      Successors and Assigns............................. 42
      Section 8.2.      Amendment and Modification; Waiver of
                        Compliance......................................... 42
      Section 8.3.      Notices............................................ 43
      Section 8.4.      Entire Agreement; Governing Law.................... 44
      Section 8.5.      Injunctive Relief.................................. 44
      Section 8.6.      Inspection......................................... 44
      Section 8.7.      Headings........................................... 44
      Section 8.8.      Recapitalizations, Exchanges, Etc.,
                        Affecting the Securities........................... 44
      Section 8.9.      Counterparts....................................... 45
      Section 8.10.     Additional Management Investors.................... 45

                            SECURITYHOLDERS AGREEMENT

            SECURITYHOLDERS AGREEMENT, dated as of December 31, 1996, among DOMAIN ENERGY CORPORATION, a Delaware corporation (together with its successors and assigns, the "Company"), FIRST RESERVE FUND VII, LIMITED PARTNERSHIP (together with its successors and Permitted Transferees, the "First Reserve Stockholders"), and the individuals named on the signature page hereof under "Management Investors" (collectively, together with their respective successors and assigns and any other individuals who become a party to this agreement and are designated as "Management Investors" and their successors and assigns, the "Management Investors").

                              W I T N E S S E T H :

            WHEREAS, the Company is authorized by its Certificate of Incorporation (the "Certificate of Incorporation") (a true and correct copy of which, as in effect on the date hereof, has been delivered to each Securityholder) to issue capital stock consisting of 20,000 shares of Common Stock, par value $.01 per share (the "Common Stock");

            WHEREAS, on the date hereof an aggregate of 9,519.4717 shares of Common Stock are owned of record and beneficially by the First Reserve Stockholders and no other shares of Common Stock, or warrants, options, rights or other securities exercisable for or convertible into Common Stock are issued or outstanding (except pursuant to the First Reserve Option (as defined below) and the Stock Option Agreements under the Stock Option and Purchase Plan);

            WHEREAS, pursuant to a Management Investor's Agreement Subscription Agreement of even date herewith, Michael V. Ronca, President and Chief Executive Officer of the Company and a Management Investor, has subscribed for the purchase of 206.2552 shares of Common Stock, subject to the terms and conditions set forth therein;

            WHEREAS, subject to compliance with the Securities Act, and all relevant state securities acts, rules and regulations, promptly after the date hereof, the Company intends to offer for sale to the other Management Investors
274.2731 shares of Common Stock;

            WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to provide consistent and uniform management for the Company and desire to enter into this Agreement in order to effectuate that purpose and to set forth their respective rights and obligations in connection with their investment in the Company; and

            WHEREAS, the parties hereto also desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the shares of Common Stock and of any outstanding options therefor, including issued and outstanding shares of Common Stock as well as shares of Common Stock that may be issued hereafter, and to provide for certain rights and obligations in respect thereto as hereinafter provided;

            NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

                         ARTICLE I. CERTAIN DEFINITIONS.

            As used in this Agreement, the following terms shall have the following respective meanings:

            "Acquiror" shall have the meaning assigned to such term in Section 5.5(a).

            "affiliate" shall mean with respect to any Person, (a) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (b) any Person who is a director or executive officer (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in the foregoing clause (a), or (c) any spouse, parent, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, aunt, uncle, first cousin or direct descendant of any Person described in the foregoing clause (b). For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of 50% or more of the outstanding shares of voting Capital Stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Agreement" shall mean this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

            "Board of Directors" shall mean the Board of Directors of the Company as from time to time hereafter constituted.

            "Book Value" means in respect of each share of Fully Diluted Common Stock an amount equal to the quotient of (a) the sum of (i) $30 million PLUS
(ii) the aggregate net income of the Company from and after the Closing Date (as decreased by any net losses from and after the Closing Date) PLUS (iii) the aggregate dollar amount contributed to the Company after the date of the Closing Date as equity by the stockholders of the Company (including consideration to be received upon exercise of Stock Rights) PLUS (iv) to the extent reflected as deductions to Book Value in clause (ii) above, or MINUS, to the extent reflected as additions to Book Value in clause (ii) above, extraordinary or unusual items recognized by the Company, if and to the extent determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company, MINUS, (v) the aggregate dollar amount of any dividends paid by the Company after the Closing Date, divided by (b) the sum of the number of shares of Fully Diluted Common Stock. The calculations set forth in clauses (a)(ii),
(a)(iii), (a)(iv) and (a)(v) of the immediately preceding sentence shall be determined in accordance with GAAP applied on a basis consistent with any prior periods as reflected in the consolidated financial statements of the Company. For purposes of clause (iii), the amount contributed to the Company upon any exercise of the First Reserve Option shall be deemed to equal $8 million.

            "By-Laws" shall mean the By-Laws of the Company as in effect on the date hereof and as hereafter amended in accordance with the terms hereof and thereof.

            "Call" shall have the meaning assigned to such term in Section 5.2(b)(i).

            "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock or equity capital, including, without limitation, shares of common stock, shares of preferred or preference stock, general and limited partnership interests, and any rights, warrants or options exercisable for or convertible into such capital stock or equity capital.

            "Cause" shall have the meaning set forth in the Stock Option Agreements.

            "Certificate of Incorporation" is defined in the Recitals. Such term shall also include the Certificate of Incorporation as hereafter from time to time amended in accordance with the terms thereof and of this Agreement.

            "Closing Date" shall have the meaning specified in the First Reserve Subscription Agreement.

            "Common Stock" shall have the meaning set forth in the preamble.

            "Company" shall have the meaning assigned to such term in the preamble.

            "Company Securities" shall have the meaning assigned to such term in
Section 6.1(g).

            "Compelled Sale Transfer Notice" shall have the meaning assigned to such term in Section 5.5(b)(i).

            "Cost" shall have the meaning assigned to such term in Section 5.2(b)(ii).

            "Consolidated Total Capitalization" shall mean consolidated total stockholders' equity plus consolidated total long-term debt of the Company and its subsidiaries, all as determined in accordance with GAAP.

            "Credit Agreement" shall mean that credit agreement dated as of December 31, 1996 among Domain Energy Corporation, the parties thereto and The Chase Manhattan Bank, as Administrative Agent.

            "DGCL" shall have the meaning assigned to such term in Section 2.3.

            "Disposing Stockholder" shall have the meaning assigned to such term in Section 5.4(a).

            "Event" shall have the meaning assigned to such term in Section 5.2(c).

            "Exchange Act" shall mean, as of any date, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Fair Market Value" shall mean, if not otherwise agreed upon by the Company and the Management Investor or his Permitted

Transferee at such time the valuation is made, with respect to the Common Stock,
(A) if on the date as of which Fair Market Value is being determined such class of capital stock is listed on a national securities exchange or is quoted in the NASDAQ System or the over-the-counter market, the last sale price, regular way, of such security on the principal national securities exchange on which such security is at the time listed, or (B) if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or (C) if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or (D) if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case of clauses (A)-(D) averaged over a period of 20 days consisting of the day as of which Fair Market Value is being determined and the latest 19 consecutive trading days prior to such day, or (E) if the Common Stock is not publicly traded and the number of shares of Common Stock being valued is greater than or equal to 3% of the Fully Diluted Common Stock, then the fair market value of the Common Stock to be purchased as determined by a nationally recognized investment bank (the fees and expenses of which will be paid by the Company) selected by the Board of Directors and reasonably acceptable to the Management Investor or his Permitted Transferee or (F) if the Common Stock is not publicly traded and the number of shares of Common Stock being valued is less than 3% of the Fully Diluted Common Stock, then the fair market value of the Common Stock as determined in good faith by the Board of Directors. If fair market value is determined by reference to (E) or (F) above, the Common Stock shall be valued on a per share basis as if the entire Company were being sold.

            "First Reserve" shall mean First Reserve Corporation, a Delaware corporation, and its successors.

            "First Reserve Option" means the option to purchase 2,538.5258 shares of Common Stock (subject to adjustment as provided in the First Reserve Subscription Agreement) granted by the Company to the First Reserve Stockholders pursuant to the First Reserve Subscription Agreement.

            "First Reserve Stockholders" shall have the meaning specified in the preamble.

            "First Reserve Subscription Agreement" means the Subscription Agreement, dated as of December 31, 1996, between the Company and the First Reserve Stockholders, as amended, supplemented or otherwise modified from time to time.

            "Fully Diluted Common Stock" at any time shall mean all shares of Common Stock then issued and outstanding plus all shares of Common Stock issuable upon the exercise of any Stock Rights.

            "GAAP" means generally accepted accounting principles from time to time in effect in the United States.

            "Good Reason" shall have the meaning set forth in the Form of Non-Qualified Stock Option Agreement attached hereto as Exhibit A.

            "Holder Request" shall have the meaning assigned to such term in
Section 6.1(a).

            "initial shares" shall have the meaning assigned to such term in
Section 6.3(f).

            "Liens" shall mean any lien, mortgage, pledge, charge, security interest or similar encumbrance.

            "Management Investors" shall have the meaning specified in the preamble.

            "Marketable Securities" shall mean securities that are publicly traded and have a total market valuation for all outstanding securities of the same publicly traded class after the relevant transaction of at least $150 million.

            "NASD" means the National Association of Securities Dealers, Inc., or any successor regulatory body exercising similar functions.

            "New Securities" shall have the meaning assigned to such term in
Section 5.3(b).

            "Normal Retirement" shall have the meaning assigned to such term in
Section 5.2(a)(ii).

            "Notice Designee" shall have the meaning assigned to such term in
Section 5.5(b)(i).

            "Option Put Price" shall have the meaning assigned to such term in
Section 5.2(a).

            "option shares" shall have the meaning assigned to such term in
Section 6.3(f).

            "permanent disability" shall mean a disability which renders an individual unable to engage in the activities required by such individuals job by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

            "Permitted Indebtedness" shall mean indebtedness for money borrowed under the Credit Agreement, other indebtedness for borrowed money existing on the date hereof and other indebtedness for borrowed money totalling less than $100,000 in the aggregate and incurred in the ordinary course of business.

            "Permitted Liens" shall mean "Permitted Encumbrances," as such term is defined in the Deed of Trust, Mortgage, Security Agreement, Assignment of Production, Financing Statement (Personal Property including hydrocarbons) and Fixture Filing dated as of December 31, 1996 for each of Tenneco Ventures Corporation and Tenneco Gas Production Corporation in favor of The Chase Manhattan Bank, as Administrative Agent for the Lenders party to the Credit Agreement.

            "Permitted Number" shall have the meaning set forth in Section
5.2(c)

            "Permitted Transferee" shall mean, with respect to any Management Investor or First Reserve Stockholder, those Persons to whom transfers of Securities are permitted to be made by such Management Investor or First Reserve Stockholder, as the case may be, pursuant to Subsection (a), (b) or (c) of
Section 4.2 hereof.

            "Person" shall mean an individual or a corporation, association, partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

            "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

            "Proposed Purchaser" shall have the meaning assigned to such term in
Section 5.4(b).

            "Public Offering" shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Securities Act which has been declared effective by the SEC (other than a registration statement on Form S-8 or any other successor form).

            "Purchase Offer" shall have the meaning assigned to such term in
Section 5.4(b).

            "Put" shall have the meaning assigned to such term in Section
5.2(a).

            "Put Price" shall have the meaning assigned to such term in Section 5.2(a).

            "Qualified Public Offering" shall mean a Public Offering of Common Stock, at the conclusion of which the aggregate number of issued and outstanding shares of Common Stock that have been sold to the public pursuant to one or more effective registration statements under the Securities Act is equal to at least 20% of the Fully Diluted Common Stock after giving effect to such sale and the listing of the Common Stock on the New York Stock Exchange, Inc., the American Stock Exchange, the Nasdaq Stock Market or the National Association of Securities Dealers, Inc., Automated Quotation System.

            "Registrable Securities" shall mean the following:

            (a) all shares of Common Stock (i) outstanding on the date hereof or hereafter acquired by any Securityholder or (ii) issuable under warrants or options outstanding on the date hereof or hereafter issued to any Securityholder; and

            (b) any shares of Common Stock issued or issuable by the Company in respect of any shares of Common Stock referred to in the foregoing clause
      (a) by way of a pay-in-kind dividend, stock dividend or stock split or in connection with a combination or subdivision of shares, reclassification, recapitalization, merger, consolidation or other reorganization of the Company.

            As to any particular Registrable Securities that have been issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the

Securities Act and such securities shall have been disposed of under such registration statement, (ii) they shall have been distributed to the public pursuant to Rule 144 under the Securities Act, (iii) they shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them shall not require their registration or qualification under the Securities Act or any similar state law then in force, or (iv) they shall have ceased to be outstanding.

            "Registration Expenses" shall mean any and all out-of-pocket expenses incident to the Company's performance of or compliance with Article VI hereof, including, without limitation, all SEC, stock exchange or NASD registration and filing fees, all fees and expenses of complying with all applicable federal and state securities laws and blue sky laws (including the reasonable fees and disbursements of underwriters' counsel in connection with blue sky qualifications and NASD filings), all fees and expenses of the transfer agent and registrar for the Registrable Securities, all printing expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, and, if any Registrable Securities owned by the First Reserve Stockholders or the Management Investors are included in such offering, the reasonable fees and disbursements of one firm of counsel retained by the First Reserve Stockholders or the Management Investors, respectively, but excluding underwriting discounts and commissions and applicable transfer and documentary stamp taxes, if any, which shall be borne by the seller of the securities in all cases.

            "Remaining Securityholders" shall have the meaning assigned to such term in Section 5.5(a).

            "Repurchase Eligibility Date" shall have the meaning assigned to such term in Section 5.2(c).

            "Sale" shall have the meaning assigned to such term in Section
5.2(b).

            "SEC" shall mean the Securities and Exchange Commission.

            "Section 512(b)(ii) Call Price" shall have the meaning assigned to such term in Section 5.2(b)(ii).

            "Securities" shall mean the Stock and the Stock Rights.

            "Securities Act" shall mean, as of any date, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Securityholder" shall mean any one of (i) the First Reserve Stockholders, (ii) any Management Investor, and (iii) any Permitted Transferee of any such Person, or of any other Permitted Transferee, who becomes a party to or bound by the provisions of this Agreement in accordance with the terms hereof.

            "significant subsidiary" shall mean any subsidiary of the Company or any other Person that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

            "Significant Transaction" shall have the meaning assigned to such term in Section 2.1(b) hereof.

            "Stock" shall mean with respect to any Person, Capital Stock of such Person of any class or classes, the holders of which are ordinarily (and not only upon the happening of a contingency) entitled to vote for the election of members of the board of directors (or Persons performing similar functions) of such Person, including, without limitation, the Common Stock.

            "Stock Option Agreements" means Non-Qualified Stock Option Agreements to be entered into between the Company and key executives of the Company, substantially in the form of Exhibit A hereto.

            "Stock Purchase and Option Plan" shall mean the 1996 Stock Purchase and Option Plan for Key Employees of Teleo Ventures, Inc. and Affiliates attached hereto as Exhibit B.

            "Stock Rights" shall mean at any time any and all warrants, options and other rights outstanding at such time to purchase or otherwise acquire Common Stock of the Company of any class, whether or not such warrants, options or rights are exercisable at such time, including, without limitation, all options now outstanding or hereafter granted pursuant to the First Reserve Subscription Agreement or the Stock Purchase and Option Plan.

            "subsidiary" shall mean as to any Person a corporation, partnership, or similar entity of which (i) a majority of the outstanding shares of voting Capital Stock, limited liability company interests, or other similar securities are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person or
(ii) such Person is the general partner (or performs a role similar to a general partner).

            "Subsidiary Board" shall have the meaning assigned to such term in
Section 3.1(a).

            "Substantial Assets" shall mean assets having a gross fair market value in excess of, or assets to be acquired for consideration in excess of, 10% of the Consolidated Total Capitalization of the Company and its subsidiaries, as reflected on the consolidated balance sheet of the Company and its subsidiaries as at the end of the last full fiscal quarter prior to the date such determination is made.

            "Tag-Along Offeree" shall have the meaning assigned to such term in
Section 5.4.

            "transfer" shall, for the purposes of Articles IV and V hereof, have the meaning assigned to such term in Section 4.1.

            "Transfer Stock" shall have the meaning assigned to such term in
Section 5.5(a).

            "Underwritten Offering" shall have the meaning assigned to such term in Section 6.1(g).

            "Vested Stock Rights" shall mean, at any time, those Stock Rights that are then currently exercisable or which will become exercisable as a result of the consummation of the relevant transaction.

                        ARTICLE II. MANAGEMENT AGREEMENTS

            SECTION 2.1.  CONDUCT OF BUSINESS.

            (a) Each of the parties hereto agrees that, after the date hereof, except in the case of (i) issuances of New Securities (as that term is defined in Section 5.3), (ii) the issuance of shares of Common Stock pursuant to the First Reserve Option and (iii) transactions expressly contemplated by this Agreement, the Stock Purchase and Option Plan, or employment agreements between the Company and its executive management approved by the Board of Directors, neither the Company nor any of its subsidiaries will enter into any written or oral contract, agreement or other arrangement to engage in business or enter into any transaction, or will engage in business or enter into any transaction, with any Securityholder or any affiliate of a Securityholder (other than the Company and its subsidiaries) unless the relevant transaction
(A) has been approved by a majority of the directors voting on such matter, excluding any director designees of the Securityholder who (or whose affiliate) has an interest in the transaction and such interest was disclosed to the Board of Directors prior to such approval or (B) is a commercial transaction entered into in the ordinary course of business by the Company or such subsidiary and
(x) such transaction has been negotiated on an arm's length basis between the operating management or employees of the Company or such subsidiary and the other party to the transaction and (y) the other party to the transaction is not an affiliate of the managers or employees of the Company who negotiated such transaction on behalf of the Company or such subsidiary.

            (b) Notwithstanding the fact that no vote may be required, or that a lesser percentage vote may be specified by law, by the Certificate of Incorporation or By-Laws, by any agreement with any national securities exchange or otherwise, except as hereinafter provided in this paragraph (b) or elsewhere in this Agreement, the Company and the Securityholders shall not take or permit any of the following actions (individually, a "Significant Transaction") unless otherwise authorized by a vote of at least a majority of the whole Board of
Directors:

                      (i) Any recapitalization, merger, consolidation or other similar transaction involving the Company or any subsidiary of the Company (other than transactions involving the merger or consolidation of a wholly-owned subsidiary of the Company into the Company or with or into another wholly-owned subsidiary of the Company).

                     (ii) Any sale, lease, exchange, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions, of all or substantially all, or a substantial part of, the assets of the Company or any of its subsidiaries, or of any of the outstanding Capital Stock of the Company or any subsidiary of the Company, to or with any Person other than to or with the Company or a wholly owned subsidiary of the Company. The term "substantial part" means assets having a gross fair market value which exceeds 10% of the Consolidated Total Capitalization of the Company and its subsidiaries, as reflected on the consolidated balance sheet of the Company and its subsidiaries as at the end of the last full fiscal quarter prior to the date such determination is made.

                    (iii) Any purchase, lease, exchange or other acquisition of assets (including securities) by the Company or any subsidiary of the Company, in a single transaction or a series of related transactions, if such assets constitute or would constitute Substantial Assets.

                     (iv) Any increase or reduction of the number of shares of any class of the Company's authorized Capital Stock or the creation of any additional class of Capital Stock of the Company, or the issuance or sale of shares of Capital Stock of the Company or any of its subsidiaries (or warrants, options or rights to acquire shares of Capital Stock or securities convertible into or exchangeable for Capital Stock or any type of debt instrument which has equity features), except the issuance or sale of shares of Capital Stock of a wholly-owned subsidiary of the Company to the Company or to another wholly-owned subsidiary of the Company or the issuance or sale of Capital Stock under the Stock Purchase and Option Plan in accordance with the applicable provisions of the Stock Purchase and Option Plan.

                      (v) Any amendment to or modification or repeal of any provision of the Certificate of Incorporation or By-Laws of the Company.

                     (vi) The dissolution of the Company; the adoption of a plan of liquidation of the Company or any significant subsidiary; any action by the Company or any subsidiary of the Company to commence any suit, case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company or such subsidiary, or seeking to adjudicate the Company or such subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company or such subsidiary, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for such Company or such subsidiary or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors.

                    (vii) Any redemption or offer to purchase made by the Company or any of its subsidiaries or other acquisition of Capital Stock of the Company or any of its subsidiaries, except (A) the purchase of Stock or Stock Rights held by any of the Management Investors in accordance with Section 5.2 of this Agreement or (B) the purchase or redemption of Stock or Stock Rights issued under the Stock Purchase and Option Plan, in each case in accordance with the applicable provisions of the Stock Purchase and Option Plan.

                   (viii) Any amendment, modification or supplement to the Stock Purchase and Option Plan.

                     (ix) Adopt, or cause or permit any subsidiary to adopt, any operating or capital budget or business plan for any fiscal year or other period, amend or materially deviate from, or cause or permit any of its subsidiaries to amend or materially deviate from, any such budget or business plan as to expenditures;

                     (x) Become subject to, or cause or permit any of its subsidiaries to become subject to (in each case including, by way of amendment to or modification of), any agreement or instrument (other than the Credit Agreement and the security instruments executed and delivered in connection therewith) which by its terms would (under any circumstances) (a) restrict the right of any subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any indebtedness owed to, the Company or any subsidiary or (b) restrict the ability of the Company or any subsidiary thereof to perform the provisions of, or performance of which would otherwise conflict with, any provision of this Agreement or the documents entered into in connection with this Agreement;

                     (xi) Establish or acquire after the date hereof, or cause or permit any subsidiary to establish or acquire after the date hereof,
      (a) any subsidiary other than a wholly-owned subsidiary or (b) any subsidiary organized outside of the United States and its territorial possessions;

                    (xii) Create, incur, assume or suffer to exist, or cause or permit or cause any subsidiary to create, incur, assume or suffer to exist, any indebtedness other than Permitted Indebtedness, or amend or modify after the date hereof, or cause or permit any subsidiary to amend or modify after the date hereof, the Credit Agreement or any other any bank loan agreement or any other agreement or instrument relating to any indebtedness or establish or modify any banking relationship;

                   (xiii) Create, incur, assume or suffer to exist, or cause or permit any subsidiary to create, incur, assume or suffer to exist, any Liens on any of its properties or assets other than Permitted Liens;

                    (xiv) Institute or settle, or cause or permit any subsidiary to institute or settle, any claim or lawsuit (or series of related claims and/or lawsuits) for any amount in excess of $100,000 individually, or involving equitable relief; or

                     (xv) Agree to, or cause or permit any of its subsidiaries to agree to, do any of the foregoing prohibited acts.

            SECTION 2.2. STOCK PURCHASE AND OPTION PLAN. (a) The Board of Directors has adopted the Stock Purchase and Option Plan. Options and other rights granted under the Stock Purchase and Option Plan shall be granted to such persons, in such amounts and on such terms as shall be approved by a majority of the whole Board of Directors, which majority shall include at least one director designated by the First Reserve Securityholders, one director designated by the Management Investors and the Chief Executive Officer of the Company (which Chief Executive Officer and which director designated by the Management Investors may be the same person). The persons participating in the Stock Purchase and Option Plan and the amount and other terms of such participation shall be approved by a majority of the whole Board of Directors, which majority shall include at least one director designated by the First Reserve Stockholders, one director designated by the Management Investors and the Chief Executive Officer of the Company (which Chief Executive Officer and which director designated by the Management Investors may be the same person).

            (b) The Board of Directors of the Company has authorized the issuance of up to 1,000 options to purchase shares of Common Stock on the terms set forth in the Stock Option Agreements. The Company will not issue any such options except upon the terms and subject to the conditions of the Stock Option Agreements and will not enter into any Stock Option Agreement unless the optionee thereunder and his/her spouse (if applicable) becomes a "Management Investor" party to this Agreement pursuant to a written instrument in form and substance satisfactory to the First Reserve Stockholders and the Company. The Securityholders acknowledge that, subject to the foregoing, the Chief Executive Officer is authorized to cause such options to be issued to key managers of the Company and its affiliates, provided that the number of such options to be issued to the Chief Executive Officer will not exceed 450.

            SECTION 2.3. REGISTRATION OF COMMON STOCK. In the event of a Public Offering of Common Stock, each Securityholder shall, at a meeting convened for the purpose of amending the Certificate of Incorporation (or by means of written consent pursuant to the applicable provisions of the Delaware General Corporation Law (the "DGCL")), vote to increase the number of issued and outstanding shares of Common Stock, whether by stock split, stock dividend or otherwise, or change in its par value or increase the authorized number of shares of stock, as recommended by a majority of the members of the Board of Directors in order to facilitate such Public Offering.

                        ARTICLE III. CORPORATE GOVERNANCE

            SECTION 3.1.  BOARD OF DIRECTORS.

            (a) The Securityholders and the Company hereby agree that at all times after the Closing Date, the Board of Directors of the Company and the board of directors (or comparable governance body of any partnership or similar entity) of each significant subsidiary (each, a "Subsidiary Board"), shall consist entirely of the members described in this Section 3.1(a), except that
(i) the First Reserve Stockholders may in their discretion elect (which election may be revoked at any time by the First Reserve Stockholders) to designate fewer than three persons, or no persons at all, to be members of any Subsidiary Board and (ii) the Management Investors may in their discretion elect (which election may be revoked at any time by the Management Investors) to designate fewer than two persons, or no persons at all, to be members of any Subsidiary Board, PROVIDED, HOWEVER, that if the Management Investors designate only one person to any such board of directors, such person must be the Chief Executive Officer of the Company. On the Closing Date, and from time to time thereafter, the Securityholders shall take all such actions as may be necessary or appropriate to cause the persons described below to be elected or re-elected as the members of the Board of Directors and each Subsidiary Board and to be maintained in such positions at all times:

                  (i) three persons designated by the First Reserve
            Stockholders; and

                  (ii) two persons designated by the Management Investors, one of whom must be the Chief Executive Officer of the Company;

            PROVIDED, HOWEVER, that (i) if Michael V. Ronca is not the Chief Executive Officer of the Company, the First Reserve Stockholders shall have the right to designate all of the members of the Board of Directors and the right of the Management Investors to designate members of the Subsidiary Boards shall terminate, (ii) if the First Reserve Stockholders own less than 50% of the outstanding Common Stock, calculated on a fully diluted basis, the First Reserve Stockholders shall have the right to designate two members of the Board of Directors and (iii) if the First Reserve Stockholders own less than 10% of the outstanding Common Stock, calculated on a fully diluted basis, the First Reserve Stockholders shall have the right to designate one member of the Board of Directors. For the purposes of this Article III, all actions to be taken by the First Reserve Stockholders shall be taken only by the holders of a majority of the Stock owned by the First Reserve Stockholders at the time such action is taken. For the purposes of this Article III, all actions to be taken by the Management Investors will be taken only by the holders of a majority of the Stock owned by the Management Investors at the time such action is taken.

            (b) Each Securityholder hereby agrees to vote all shares of Stock owned or held of record by such Securityholder, at each annual or special meeting of stockholders of the Company at which directors of the Company are to be elected, in favor of, or to take all actions by written consent in lieu of any such meeting as are necessary to cause, the election or re-election as members of the Board of Directors of those individuals described in Section 3.1(a), and to otherwise effect the intent of the provisions of Section 3.1(a).

            (c) Each committee of the Board of Directors and each Subsidiary Board shall include a number of directors designated by the First Reserve Stockholders and the Management Investors (rounded up to the nearest whole number) equivalent in each case to the proportion of directors designated by each of them who are then serving on the whole Board of Directors or such whole Subsidiary Board, as applicable; PROVIDED, HOWEVER that the Management Investors shall not have the right to designate any directors to serve on any audit committee or similar committee of the Board of Directors or any Subsidiary Board and the Compensation Committee of the Board of Directors will be constituted as described below. The committees of the Board of Directors shall consist of an Audit Committee and a Compensation

Committee each of which shall, subject to Section 2.1, have functions customarily performed by such committees. The Audit Committee shall consist of two directors, each of whom were designated by the First Reserve Stockholders to sit on the Board of Directors. The Compensation Committee shall consist of three directors, two of whom were designated by the First Reserve Stockholders to sit on the Board of Directors and one of whom is the Chief Executive Officer of the Company.

            (d) Unless otherwise agreed by the parties hereto, the Board of Directors and each Subsidiary Board shall follow the following procedures:

                      (i) MEETINGS. Special Meetings of the applicable board of directors may be held at any time upon the call of at least two directors, including (in the event the First Reserve Stockholders have a designee on such board of directors) one designee of the First Reserve Stockholders, by oral, telephonic, telegraphic or facsimile notice duly given or sent at least one day, or by written notice sent by express mail at least three days, before the meeting to each director. Reasonable efforts shall be made to ensure that each director actually receives timely notice of any meeting. The annual meeting of the Board of Directors and each Subsidiary Board shall be held without notice immediately following the annual meeting of stockholders of the Company or such subsidiary, as the case may be.

                     (ii) AGENDA. A reasonably detailed agenda shall be supplied to each director reasonably in advance of each meeting of the applicable board of directors, together with other appropriate documentation with respect to agenda items calling for board action, to inform adequately directors regarding matters to come before the board. Any director wishing to place a matter on the agenda for any meeting of the applicable board of directors may do so by communicating with the chairman of such board of directors sufficiently in advance of the meeting of the applicable board of directors so as to permit timely dissemination to all directors of information with respect to the agenda items.

            (e) Each of the First Reserve Stockholders that is not directly represented on the Board of Directors or any Subsidiary Board shall be entitled to designate a nonvoting observer to attend meetings of any such Board of Directors or Subsidiary Board (which designation shall be provided in writing to the Company or a Subsidiary, as the case may be, a reasonable time in advance of such meetings). The Company or the subsidiary, as the case may be, shall provide each such observer with the same notice of, and information regarding, meetings of the Board of Directors or Subsidiary Board as that provided to directors. Each such observer shall be provided reasonable access to the books, records and properties of the Company or the subsidiary and shall be provided with a reasonable opportunity to discuss the business and affairs of the Company or subsidiary with the officers of the Company or subsidiary, provided that the First Reserve Stockholders shall cause all information relating to the Company or the subsidiary that is provided to such observer to be held in strict confidence.

            (f) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending (i) the meetings of the Board of Directors, any Subsidiary Board and any committee thereof and (ii) any other meetings at the request of the Company or any of its subsidiaries. So long as any director designated pursuant to Section 3.1(a) serves on the Board of Directors or a Subsidiary Board and for six years thereafter, the Company shall maintain directors and officers indemnity insurance coverage satisfactory to the holders of a majority of the then outstanding Common Stock and the organizational documents of each of the Company and each of its subsidiaries, as appropriate, shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law.

            SECTION 3.2. REMOVAL. If a director designated and elected pursuant to Section 3.1,

                      (i) has been designated pursuant to Section 3.1(a)(i), and, during such director's term as director, the First Reserve Stockholders request by written notice to the other Securityholders that such director be removed;

                     (ii) has been designated pursuant to Section 3.1(a)(ii), and, during such director's term as director, the Management Investors request by written notice to the other Securityholders that such directors be removed; or

                    (iii) has been designated pursuant to Section 3.1(a)(ii) and Michael V. Ronca is not the Chief Executive Officer of the Company, and the First Reserve Stockholders request by written notice to the other Securityholders that such director be removed;

then such director shall be removed upon the affirmative vote of the holders of a majority of the outstanding shares of Stock, and each Securityholder hereby agrees promptly to vote all shares of Stock owned or held of record by it and to take all such other actions as may be necessary or appropriate to effect such removal in accordance with such request.

            SECTION 3.3. VACANCIES. In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal of any director or for any other reason there shall exist or occur any vacancy on the Board of Directors, each Securityholder hereby agrees to take such actions as will result in the election or appointment of a new director or directors in accordance with Section 3.1.


                      ARTICLE IV. TRANSFERS OF SECURITIES.

            SECTION 4.1. RESTRICTIONS ON TRANSFER. (a) Each Securityholder agrees that it will not, directly or indirectly, offer, sell, transfer, assign or otherwise dispose of (or make any exchange, gift, assignment or pledge of) (collectively, for purposes of Articles IV and V hereof only, a "transfer") any of its shares of Stock or Stock Rights, except (i) as provided in Section 4.2,
(ii) in accordance with Article V or (iii) other than in connection with an exercise of any Stock Right in accordance with its terms.

              (b) In addition to the other restrictions prescribed by this
Article IV, each Securityholder agrees that it will not, directly or indirectly, offer, sell, transfer, assign or otherwise dispose of any of its Securities except as permitted under the Securities Act and other applicable securities laws.

            SECTION 4.2. EXCEPTIONS TO RESTRICTIONS. The provisions of Section
4.1 (a) shall not apply to any of the following transfers:

            (a) From any First Reserve Stockholder to any affiliate of the First Reserve Stockholders, provided that such affiliate shall assume in writing the obligations hereunder of a First Reserve Stockholder, which writing shall in form and substance be reasonably satisfactory to the Company and the Management Investors' board designees.

            (b) From any Management Investor to a trust solely for such Person's benefit or the benefit of such Person's spouse or children (a "Purchaser's Trust"), PROVIDED that such Person acts as trustee and retains the sole power to direct voting and disposition of such shares; and, PROVIDED, FURTHER, that any such

Purchaser's Trust shall agree in a writing in form and substance reasonably satisfactory to the Company and the First Reserve Stockholders to be bound and shall become bound by the terms of this Agreement;

            (c) From any First Reserve Stockholder to any Person, subject only to the requirements of Section 5.4, PROVIDED that such transferee shall assume in writing the obligations hereunder of a First Reserve Stockholder; and

            (d) Pursuant to any merger or consolidation of the Company; and

            (e)   To the public pursuant to a Public Offering.

            SECTION 4.3.  LEGENDING OF CERTIFICATES.

            (a) In addition to any other legend which the Company may reasonably deem advisable under the Securities Act and applicable state securities laws, the certificates representing all shares of Stock and all Stock Rights subject to this Agreement shall be legended at all times during the term of this Agreement as follows:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND ARE SUBJECT TO THE PROVISIONS (INCLUDING THE RESTRICTIONS ON TRANSFER) SET FORTH IN THAT CERTAIN SECURITYHOLDERS AGREEMENT DATED AS OF DECEMBER 31, 1996 AMONG DOMAIN ENERGY CORPORATION (THE "COMPANY"), FIRST RESERVE FUND VII, LIMITED PARTNERSHIP, AND THE INDIVIDUALS AND TRUSTS SIGNATORY THERETO, AS SUCH AGREEMENT MAY BE AMENDED (AS AMENDED, IF AMENDED, THE "SECURITYHOLDERS AGREEMENT"), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT (AND THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES THAT SUCH SECURITIES MAY NOT AND WILL NOT) BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF (1) EXCEPT IN COMPLIANCE WITH THE SECURITYHOLDERS AGREEMENT AND (2) EXCEPT AS OTHERWISE PROVIDED IN THE SECURITYHOLDERS AGREEMENT, UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

            ADDITIONALLY, IF THE HOLDER IS A CITIZEN OR RESIDENT OF ANY COUNTRY OTHER THAN THE UNITED STATES, OR THE HOLDER DESIRES TO EFFECT ANY SUCH TRANSACTION IN ANY SUCH COUNTRY, THE COMPANY MUST BE FURNISHED WITH A SATISFACTORY OPINION OR OTHER ADVICE OF COUNSEL FOR THE HOLDER THAT SUCH TRANSACTION WILL NOT VIOLATE THE LAWS OF SUCH COUNTRY."

            (b) The obligations of each party hereto shall be binding upon each transferee to whom shares of Stock or Stock Rights are transferred by any party hereto (including, without limitation, any third party to whom shares are transferred pursuant to Article V) except shares transferred pursuant to a Public Offering. Prior to consummation of any applicable transfer, such party shall cause the transferee to execute an agreement in form and substance reasonably satisfactory to the other parties hereto, providing that such transferee shall fully comply with the terms of this Agreement. Prompt notice shall be given to the Company, the First Reserve Stockholders and by the transferor of any transfer of any of its Stock or Stock Rights.

            SECTION 4.4. IMPROPER TRANSFER. Any attempt to transfer any shares of Stock or any Stock Rights not in accordance with this Agreement shall be null and void and neither the Company nor any transfer agent shall give any effect to such attempted transfer or encumbrance in its stock records.

                           ARTICLE V. PURCHASE RIGHTS.

            SECTION 5.1.  TRANSFERS BY A MANAGEMENT INVESTOR.

            Except for transfers permitted by Section 4.2(b) or a sale of shares of Stock pursuant to an effective registration statement under the Securities Act filed by the Company or pursuant to Sections 5.2, 5.4 or 5.5 of this Agreement, each Management Investor agrees that he will not transfer any shares of the Stock of the Company at any time prior to the fifth anniversary of the date hereof. No transfer of any such shares in violation hereof shall be made or recorded on the books of the Company and any such transfer shall be void and of no effect.

            If at any time after the fifth anniversary of the date hereof and prior to a Public Offering, a Management Investor receives a bona fide offer to purchase any or all of his shares of Stock (the "Offer") from a third party (the "Offeror") which such Management Investor wishes to accept, such Management Investor shall cause the Offer to be reduced to writing and shall notify the Company in writing of his wish to accept the Offer. A Management Investor's notice shall contain an irrevocable offer to sell such shares of Stock to the Company (in the manner set forth below) at a purchase price equal to the price contained in, and on the same terms and conditions of, the Offer, and shall be accompanied by a true copy of the Offer (which shall identify the Offeror). At any time within 30 days after the date of the receipt by the Company of a Management Investor's notice, the Company shall have the right and option to purchase, or to arrange for a third party to purchase, all of the shares of Stock covered by the Offer either (i) at the same price and on the same terms and conditions as the Offer or (ii) if the Offer includes any consideration other than cash, then at the sole option of the Company, at the equivalent all cash price, determined in good faith by the Company's Board of Directors, by delivering a certified bank check or checks in the appropriate amount (and any such non-cash consideration to be paid) to the applicable Management Investor at the principal office of the Company against delivery of certificates or other instruments representing the shares of the Stock so purchased, appropriately endorsed by the applicable Management Investor. If at the end of such 30 day period, the Company has not tendered the purchase price for such shares in the manner set forth above, the applicable Management Investor may during the succeeding 60 day period sell not less than all of the shares of Stock covered by the Offer to the Offeror at a price and on terms no less favorable to such Management Investor than those contained in the Offer. Promptly after such sale, the applicable Management Investor shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company. If, at the end of 60 days following the expiration of the 30 day period for the Company to purchase the Stock, the applicable Management Investor has not completed the sale of such shares of the Stock as aforesaid, all the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect with respect to such shares of the Stock.

            SECTION 5.2.  PUTS AND CALLS.

            The Company and each Management Investor (which term, for purpose of this Section 5.2, shall include all Permitted Transferees thereof as the context may require) shall be subject to the following purchase and sale obligations and rights:

            (a) Subject to Section 5.2(c), upon any termination of employment of a Management Investor by reason of:

          (i)     death or permanent disability,

         (ii) retirement from the Company and its subsidiaries at age 62 or over (or such other age as may be approved by the Board of Directors of the Company) after having been employed by the Company or any subsidiary for at least three years after the Closing Date ("Normal Retirement"), or

        (iii) involuntary termination from the Company and its subsidiaries without Cause or voluntary termination from the Company and its subsidiaries for Good Reason,

the Management Investor and his Permitted Transferees or his or their representative shall be entitled for a period of 120 days following the effective date of such termination of employment to exercise a put (any such put, a "Put") to the Company of all of the Stock and Vested Stock Rights of such Management Investor or Permitted Transferees by requiring the Company to (A) purchase such Stock at a price per share (the "Put Price") equal to (i) if such purchase is consummated prior to the second anniversary of the Closing Date, the Book Value or (ii) if such purchase is consummated on or after the second anniversary of the Closing Date, the Fair Market Value and (B) purchase such Vested Stock Rights at a price (the "Option Put Price") equal to the excess of
(x) the product of the Put Price multiplied by the number of shares to be received upon exercise of the Vested Stock Rights over (y) the aggregate exercise price of those shares. A Put shall be exercised by delivery of written notice to the Company. The purchase shall be consummated within 30 days after receipt of such notice by the Company.

            (b) (i) Subject to Section 5.2(c), upon the termination of employment of any Management Investor for any reason, including, without limitation, death or permanent disability, and provided such Management Investor or his Permitted Transferee shall not have previously exercised a Put pursuant to Section 5.2(a), the Company shall be entitled for a period of one year after the effective date of such termination of employment to exercise a call (any such call, a "Call") on all of the shares of Stock and all Vested Stock Rights owned by such Management Investor and his Permitted Transferees by requiring such Management Investor and his Permitted Transferees to sell to the Company all of such shares at the Put Price and all of such Vested Stock Rights at the Option Put Price; provided, however, if a Management Investor's employment is terminated by the Company without Cause or by the Management Investor for Good Reason and the Management Investor does not desire to exercise a Put pursuant to Section 5.2(a), the Company shall defer its Call pursuant to this Section 5.2(b)(i) until the second anniversary of the date of this Agreement. The Company may exercise its Call by delivery of written notice to such Management Investor and his Permitted Transferees. Consummation of the sale shall occur within 30 days after delivery of such notice, at a purchase price per share, subject to Section 5.2(b)(ii), determined in accordance with the provisions of Section 5.2(a).

                     (ii) Notwithstanding Section 5.2(b)(i), any purchase of Stock by the Company pursuant to the exercise of any Call as a result of termination by the Company for Cause or termination by the Management Investor without Good Reason shall be made at a purchase price per share (the "Section 5.2(b)(ii) Call Price") equal to (1) if such purchase is consummated prior to the second anniversary of the Closing Date, the lower of (x) Book Value and (y) the price per share originally paid by such Management Investor (appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the Closing Date) ("Cost"), or (2) if such purchase is consummated on or after the second anniversary of the Closing Date, the lower of (x) Book Value and (y) Fair Market Value.

                    (iii) Notwithstanding Section 5.2(b)(i), any purchase of Vested Stock Rights by the Company pursuant to any Call as a result of termination by the Company for Cause or termination by the Management Investor without Good Reason shall be made at a price equal to the excess of (x) the product of the Section 5.2(b)(ii) Call Price multiplied by the number of shares to be received upon exercise of the Vested Stock Rights over (y) the aggregate exercise price of those shares.

            (c) Notwithstanding anything in Section 5.2(a) or 5.2(b) to the contrary, if there exists and is continuing a default or an event of default on the part of the Company or any subsidiary of the Company under any loan, guarantee or other agreement under which the Company or any subsidiary of the Company has borrowed money or if the repurchases referred to in Section 5.2(a) or 5.2(b) would result in a default or an event of default on the part of the Company or any subsidiary of the Company under any such agreement or if a repurchase would not be permitted under the DGCL (or if the Company reincorporates in another state, the business corporation law of such state) (each such occurrence being an "Event"), the Company shall not be obligated to repurchase any of the Stock or the Vested Stock Rights from the Management Investor or the Permitted Transferee, as the case may be, until the first business day which is 10 calendar days after all of the foregoing Events have ceased to exist (the "Repurchase Eligibility Date"); provided, that the Company shall repurchase an amount of Stock or Stock Rights (the "Permitted Number") which is less than all of the Stock or Stock Rights held by such Management Investor or Permitted Transferee but as to which, the purchase of a single additional share of Stock would violate applicable law or any loan, guarantee or other agreement described above.

            (d) The Board of Directors shall determine whether the Company will exercise its call rights to purchase a Management Investor's (or Permitted Transferee's) Stock pursuant to Sections
5.2(b) or 5.2(c) hereof.

            (e) If any Management Investor's marital relationship is terminated by the death of his spouse or divorce and he does not succeed to his or her spouse's interest in any Stock or Stock Rights, he shall have the option to purchase all such spouse's interest and the interests of any of his or her Permitted Transferees in any shares of Stock or Stock Rights, but only to the extent such interests arise from such spouse's community or marital property rights and such spouse or the executor or administrator of his or her estate and any such Permitted Transferees (any such spouse, executor, administrator or Permitted Transferee, the "Spouse") shall be obligated to sell such Stock or Stock Rights to such Management Investor. The price per share at which such Stock and Stock Rights shall be purchased shall be determined in accordance with the provisions of Section 5.2(a). Such option must be exercised within 90 days after such death or divorce. If such Management Investor should fail to exercise such option within such 90 day period, the Spouse shall give prompt written notice of such failure to the Company and each of the other Management Investors, which notice shall describe the nature of the above referenced interests of the Spouse in such Stock and Stock Rights. The Company shall be entitled to exercise a call (a "Spouse Call") on all of the shares of such Stock and on all Stock Rights owned by such Spouse, within 120 days after receiving such notice, by requiring such Spouse to sell to the Company all of such shares. The Company may exercise its call by delivery of written notice to such Spouse. Consummation of the sale shall occur within 30 days after delivery of such notice at a purchase price per share determined in accordance with the provisions of Section 5.2(a).

            (f) If by reason of Section 5.2(c) above the Company purchases less than all (or none) of the shares of Stock and Vested Stock Rights held by a Seller (provided that the Company shall have purchased the Permitted Number), then notwithstanding anything to the contrary in Section 5.2(a), 5.2(b) or 5.2(c), the Company may elect, in the case of any such Call or Spouse Call, and shall elect, in the case of any such Put, by delivering written notice to such Seller at the time of such purchase (or, if no such shares are purchased, within 30 days after delivery of the notice, in accordance with the provisions of Sections 5.2(a), 5.2(b) or 5.2(c), as the case may be, of the Put or Call in respect of such Seller), to purchase, as soon as possible after all of the Events have ceased to exist, the remainder of such Stock and Vested Stock Rights, up to but in no event more than the Permitted Number at the time of each purchase and each subsequent purchase necessary to allow purchase of all the shares and Vested Stock Rights subject to the Put or Call. In such event the Company shall deliver to such Seller as soon as it is possible to purchase such shares a written notice of such purchase, and such purchase shall be on the terms and subject to the limitations contained in this Section 5.2 (including
Section 5.2(c) above), except that the purchase price to be paid shall be the price determined with reference to the first notice given exercising the Put or Call with respect to such Seller, plus interest thereon from the 31st day after the date of delivery of the first notice to the closing of the applicable purchase at the Prime Rate.

            (g) The Company shall exercise its call rights to purchase a Management Investor's (or a Spouse's or Permitted Transferee's) Stock and Vested Stock Rights pursuant to Sections 5.2(b), 5.2(c) or 5.2(d) hereof. Notwithstanding the foregoing, the Company may request, but not require, the First Reserve Stockholders to exercise the Company's rights and obligations to purchase such Stock and Vested Stock Rights (and, if such request is made, the First Reserve Stockholders may decide in their sole discretion whether to exercise the Company's rights and obligations). Should the Board of Directors fail to exercise a call on the Stock as provided in Sections 5.2(b), 5.2(c) or 5.2(d), or be unable to purchase all of the Stock and Vested Stock Rights for cash pursuant to a Put or Call, (an "Unexercised Right"), each Management Investor (and his Permitted Transferees) then owning Stock, other than the Management Investor (and his Permitted Transferees) subject to the call, shall be entitled to exercise a call (any such call, a "Management Call"), on up to a pro rata basis (based upon the number of shares of Fully Diluted Common Stock then beneficially owned, within 10 days after notice by the Company to the Management Investor that it will not exercise its call or is unable to purchase all of the Stock for cash and Vested Stock Rights pursuant to a Put or a Call. A Management Call shall be exercised by delivery of written notice to the Company and to the Management Investor (or Spouse or Permitted Transferee) whose shares and Vested Stock Rights were subject to the Unexercised Right.

            SECTION 5.3. RIGHT OF FIRST REFUSAL FOR NEW SECURITIES.

            (a) The Company hereby grants to the Securityholders a pro rata right of first refusal to purchase shares of any New Securities (as defined below) which the Company may, from time to time, propose to sell and issue. Such right of first refusal shall allow each Securityholder to purchase a pro rata portion of the shares of Stock or Stock Rights or other securities as may be included in the New Securities proposed to be issued. Such pro rata portions shall be determined by reference to the aggregate number of shares of (i) Fully Diluted Common Stock in the case of issuances to the First Reserve Stockholders or any of their affiliates or (ii) outstanding Common Stock in the case of issuances to Persons other than to the First Reserve Stockholders or any of their affiliates, as the case may be, owned in each case by each Securityholder (including the First Reserve Stockholders) before the proposed issuance of New Securities. The right of first refusal granted hereunder shall terminate if unexercised within thirty (30) days after receipt of the notice described in
Section 5.3(c) below.

            (b) "New Securities" shall mean any authorized but unissued shares, and any treasury shares, of Capital Stock (including, without limitation, Common Stock) of the Company and all rights, options or warrants to purchase Capital Stock of the Company (including, without limitation, Stock Rights), and securities of any type whatsoever that are, or may become, convertible into Capital Stock of the Company; PROVIDED, HOWEVER, that the term "New Securities" does not include (i) shares of Common Stock issued upon the exercise of Stock Rights or other rights to acquire Stock that are (x) outstanding on the date hereof (including, without limitation, the First Reserve Option) or (y) issued after the date hereof in a transaction in which the Securityholders have the right to purchase their respective pro rata portions of the relevant Stock Rights or other rights pursuant to Section 5.3(a) hereof, in each such case in accordance with the terms thereof or (ii) shares of Stock issued in connection with any stock split, stock dividend or recapitalization of the Company, (iii) securities issued by the Company pursuant to the acquisition of another corporation or other entity by merger, purchase of all or substantially all of the assets or other recapitalization, reorganization or business combination, (iv) shares of Common Stock and Options to purchase shares of Common Stock issued to employees, officers or directors of the Company pursuant to the Stock Purchase and Option Plan, provided that the aggregate number of shares of Common Stock issued pursuant to the Stock Purchase and Option Plan shall not exceed 1,000 or (v) up to 529 shares of Common Stock issued and sold by the Company to the Management Investors at a price per share of $3,151.4354, PROVIDED, such issuance and sale shall have been consummated on or before February 15, 1997.

            (c) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Securityholder written notice of its intention, describing the number of shares of Stock and/or Stock Rights or other securities it intends to issue as New Securities, the purchase price therefor (which shall be payable solely in cash) and the terms upon which the Company proposes to issue the same. Each Securityholder shall have 30 days from the date such notice is received to determine whether to purchase all or any portion of the Securityholder's pro rata share of such New Securities for the purchase price and upon the terms specified in the Company's notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

            (d) The obligations of the Company under this Section 5.3 shall terminate immediately prior to any Public Offering pursuant to a firm underwriting commitment.

            SECTION 5.4.  RIGHT TO JOIN IN SALE.

            (a) If any Securityholder or group of Securityholders proposes to sell, dispose of or otherwise transfer in any single transaction or series of related transactions any Securities representing more than 10% of the Fully Diluted Common Stock (each a "Disposing Stockholder") other than (i) to the Company, (ii) to the Company or its designee pursuant to Section 5.1 hereof or
(iii) any transfer by a First Reserve Stockholder to any affiliate of such First Reserve Stockholder, such Disposing Stockholder shall refrain from effecting such transaction unless, prior to the consummation thereof, each other Securityholder shall have been afforded the opportunity to join in such sale on a pro rata basis, as hereinafter provided.

            (b) Prior to consummation of any proposed sale, disposition or transfer (a "Sale") of the Securities described in Section 5.4(a), the Disposing Stockholder shall cause the Person or group that proposes to acquire such shares (the "Proposed Purchaser") to offer (the "Purchase Offer") in writing to each other Securityholder (each, a "Tag-Along Offeree") to purchase shares of Stock and/or Stock Rights owned by such Tag-Along Offeree which are the same type, class or series proposed to be sold by the Disposing Stockholders, such that the sum of the number of shares of such Stock so offered to be purchased and the number of shares of Stock then represented by the Stock Rights so offered to be purchased from such Tag-Along Offeree shall be equal to the product obtained by multiplying the total number of shares of the same type, class or series of Stock or other Securities being sold by the Disposing Stockholder then owned by such Tag-Along Offeree by a fraction, the numerator of which is the aggregate number of shares of each type, class or series of Stock or other Securities proposed to be purchased by the Proposed Purchaser from the Disposing Stockholder and the denominator of which is the aggregate number of outstanding shares of each type, class or series of Stock or other Securities that are owned by the Disposing Stockholder; PROVIDED, however, that if after the consummation of such Sale the First Reserve Stockholders will own less than 50% of the outstanding Common Stock, then each Tag-Along Offeree may elect to include in such Sale all of the shares of Stock and/or Stock Rights owned by such Tag-Along Offeree and any Purchase Offer shall be amended to reflect any such election by the Tag-Along Offeree. Such purchase shall be made at the price per share and on such other terms and conditions as the Proposed Purchaser has offered to purchase each type, class or series of Stock or other Securities, as the case may be, to be sold by the Disposing Stockholder. Each Tag-Along Offeree shall have 20 calendar days from the date of receipt of the Purchase Offer in which to accept such Purchase Offer, and the closing of such purchase shall occur at the same time as the closing of the Sale. The number of shares of Stock and/or Stock Rights, as the case may be, to be sold to the Proposed Purchaser by the Disposing Stockholder shall be reduced by the aggregate number of shares of Stock and/or Stock Rights, as the case may be, purchased by the Proposed Purchaser from the Tag-Along Offerees pursuant to the acceptance by them of Purchase Offers in accordance with the provisions of this Section 5.4(b). In the event that a sale or other transfer subject to this
Section 5.4 is to be made to a Proposed Purchaser who is not a Securityholder, the Disposing Stockholder shall notify the Proposed Purchaser that the sale or other transfer is subject to this Section 5.4 and shall ensure that no sale or other transfer is consummated without the Proposed Purchaser first complying with this Section 5.4. It shall be the responsibility of each Disposing Stockholder to determine whether any transaction to which it is a party is subject to this Section 5.4.

            SECTION 5.5.  RIGHTS TO COMPEL SALE.

            (a) If the First Reserve Stockholders and their respective affiliates propose to make a transfer of 100% of their Stock in the Company, at any time when the First Reserve Stockholders and their affiliates own at least 50% of the Fully Diluted Common Stock, to a Person that is neither an affiliate of the First Reserve Stockholders nor a Person with respect to which the First Reserve Stockholders or any of their affiliates has a direct or indirect economic interest, then the First Reserve Stockholders shall have the right, exercisable as set forth below, to require all of the other Securityholders (the "Remaining Securityholders") to sell all of the Stock and Vested Stock Rights then owned by such Remaining Securityholders (the "Transfer Stock") to the proposed transferee (the "Acquiror") for the same consideration per share of Stock or Vested Stock Right as is being paid to the First Reserve Stockholders, which consideration shall consist entirely of cash and/or Marketable Securities and otherwise on the same terms as are applicable to the First Reserve Stockholders. The purchase price for each Vested Stock Right in any such transfer shall equal the "spread" between the exercise price for such Vested Stock Right and the purchase price per share of Stock. The terms and conditions other than the consideration to be received by the Remaining Securityholders for Stock and Vested Stock Rights sold pursuant to this Section 5.5 shall be as set forth in the applicable Purchase Agreement between the First Reserve Stockholders and the Acquiror.

            (b) (i) the First Reserve Stockholders shall cause the terms of the transfer to be reduced to writing and shall provide a written notice (the "Compelled Sale Transfer Notice") of such transfer to the Company and the Company shall provide such Compelled Sale Transfer Notice to the Remaining Securityholders. The Compelled Sale Transfer Notice shall contain written notice of the exercise of the First Reserve Stockholders rights pursuant to Section 5.5(a) hereof, setting forth the consideration to be paid by the Acquiror for each type of Stock and Stock Right and the other terms and conditions of the transfer. Within 20 calendar days following the date of receipt of the Compelled Sale Transfer Notice, each of the Remaining Securityholders shall deliver to the First Reserve Stockholders (the "Notice Designee") certificates representing the Stock and instruments representing Stock Rights owned by such Remaining Stockholder, duly endorsed, together with all other documents required to be executed in connection with such transfer or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such certificates pursuant to this Section 5.5(b) at the closing for such transfer against delivery to such Remaining Securityholder of the consideration therefor. Such certificates shall be held by the First Reserve Stockholders in escrow for the benefit of the appropriate Remaining Securityholder and, if requested by the Remaining Securityholder, the First Reserve Stockholders shall execute such form of escrow agreement as is reasonably satisfactory to the First Reserve Stockholders and such Remaining Securityholder and which assures that the relevant Stock and/or Stock Rights are not considered property of the First Reserve Stockholders. In the event that a Remaining Securityholder should fail to deliver such certificates as aforesaid, the Company shall cause the books and records of the Company to show that such Stock and Stock Rights are bound by the provisions of this
      Section 5.5(b) and that such Stock and Stock Rights shall be transferred only to the Acquiror upon surrender for transfer by the Remaining Securityholder thereof.

                     (ii) If, within 150 calendar days (or such longer period not exceeding 210 calendar days as may be necessary to comply with any applicable provisions of the Hart-ScottRodino Antitrust Improvements Act of 1976, as amended, or to obtain other required regulatory approval) after the First Reserve Stockholders give the Compelled Sale Transfer Notice, it has not completed the sale of all the Transfer Stock, the First Reserve Stockholders shall return to each of the Remaining Securityholders all certificates representing Stock and Stock Rights that such Remaining Securityholders delivered for sale pursuant hereto, and all the restrictions on sale or other disposition contained in this Agreement with respect to such Stock and Stock Rights and the Stock owned by the First Reserve Stockholders shall again be in effect.

                    (iii) Upon the consummation of the sale of Stock held by the First Reserve Stockholders and the Remaining Securityholders pursuant to this Section 5.5, the First Reserve Stockholders shall give notice thereof to the Remaining Securityholders, shall (or shall cause the purchaser to) remit to each of the Remaining Securityholders a net amount with respect to the Stock and Stock Rights of such Remaining Securityholders sold pursuant thereto, after deduction of a pro rata portion of any related out-of-pocket fees and expenses payable to Persons other than the First Reserve Stockholders or any of its affiliates, and shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by such Remaining Securityholders, PROVIDED that if the cash or the fair market value of the Marketable Securities payable to any Remaining Securityholder exceeds $5,000,000, such Remaining Securityholder shall be entitled to have such cash and/or Marketable Securities (net of any fees and expenses that are to be deducted in accordance with this Section) paid directly to the Remaining Securityholder by the Acquiror at the closing of the transaction.

                        ARTICLE VI. REGISTRATION RIGHTS.

            SECTION 6.1.  DEMAND REGISTRATIONS.

            (a) At any time after the first to occur of (1) a Qualified Public Offering or (2) the first anniversary of the Closing Date, the First Reserve Stockholders may request in writing that the Company effect the registration under the Securities Act (other than a shelf registration made pursuant to Rule 415 of the Securities Act) of all or part of their Registrable Securities, specifying in the request the number and types of Registrable Securities to be registered by each such holder and the intended method of disposition thereof (such notice is hereinafter referred to as a "Holder Request"). Upon receipt of such Holder Request, the Company will promptly give written notice of such requested registration to all other holders of Registrable Securities, which other holders shall have the right, subject to the provisions of Section 6.1(h) hereof, to include the Registrable Securities held by them in such registration and thereupon the Company will, as expeditiously as possible, use reasonable best efforts to effect the registration under the Securities Act of:

               (i) the Registrable Securities which the Company has been so requested to register by the First Reserve
      Stockholders; and

              (ii) all other Registrable Securities which the Company has been requested to register by any other holder thereof by written request given to the Company within 30 calendar days after the giving of such written notice by the Company, all to the extent necessary to permit the disposition of the Registrable Securities so to be registered pursuant to an

Underwritten Offering or by such other method of disposition as the First Reserve Stockholders may specify in the Holder Request; PROVIDED, HOWEVER, that the Company shall not be obligated to file a registration statement pursuant to any Holder Request under this Section 6.1(a):

                  (A) Unless the Company shall have received requests for such registration with respect to at least 10% of the Fully Diluted Common Stock; or

                  (B) Other than a registration statement on Form S-3 or a
            successor short form registration statement, within a period of 6 months after the effective date of any other registration statement relating to any registration request under this Section 6.1(a) that was not effected on Form S-3 (or any successor short form).

                  (C) Within the six month period immediately following the
            effective date of a registration previously effected by the Company pursuant to this Section 6.1.

            (b) Notwithstanding the foregoing provisions of Section 6.1(a), and except as provided in Section 6.1(h), the Company shall not be obligated to file more than an aggregate of four (4) registration statements pursuant to this
Section 6.1.

            (c) If the Company proposes to effect a registration requested pursuant to this Section 6.1 by the filing of a registration statement on Form S-3 (or any successor short-form registration statement), the Company will comply with any request by the managing underwriter to effect such registration on another permitted form if such managing underwriter advises the Company that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering.

            (d) A registration requested pursuant to Section 6.1 (a) will not be deemed to have been effected unless the applicable registration statement has become effective; PROVIDED, that, if after it has become effective, the offering of Registrable Securities pursuant to such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have been effected.

            (e) The Company will pay all Registration Expenses in connection with each of the registrations of Registrable Securities effected by it pursuant to this Section 6.1.

            (f) Subject to any existing commitments of the Company, the First Reserve Stockholders shall have the right to select the investment bank (or investment banks) that shall manage the offering (collectively, the "managing underwriter") involving a registration under this Section 6.1; provided that such managing underwriter is reasonably acceptable to the Company.

            (g) Whenever a requested registration pursuant to this Section 6.1 involves a firm commitment underwriting (an "Underwritten Offering"), the only shares that may be included in such Underwritten Offering are (i) Registrable Securities, and (ii) securities of the Company which are not Registrable Securities included in such Underwritten Offering upon the written consent of the First Reserve Stockholders ("Company Securities").

            (h) If a registration pursuant to this Section 6.1 involves an Underwritten Offering and the managing underwriter shall advise the Company that, in its judgment, the number of shares proposed to be included in such Underwritten Offering should be limited due to market conditions, then the Company will promptly so advise each holder of Registrable Securities that has requested registration, and the Company Securities, if any, shall first be excluded from such Underwritten Offering to the extent necessary to meet such limitation; and if further exclusions are necessary to meet such limitation, Registrable Securities requested to be registered pursuant to Section 6.1(a)(i) or Section 6.1(a)(ii) shall be excluded pro rata, based on the respective numbers of shares of Common Stock as to which registration shall have been requested by such Persons. If the number of Registrable Securities requested to be registered pursuant to Section 6.1(a)(i), but that are excluded from registration pursuant to this Section 6.1(h), is equal or greater to 10% of the total number of Registrable Securities requested to be so registered, then such registration by the Company shall not count as a registration for the purposes of Section 6.1(b) only.

            (i) Notwithstanding the foregoing, this Section 6.1 shall not apply at such time as the First Reserve Stockholders own less than 5% of the Fully Diluted Common Stock.

            SECTION 6.2. PIGGYBACK REGISTRATIONS.

            (a) If the Company at any time proposes to register any of its equity or debt securities under the Securities Act (other than a registration on Form S-4 or S-8 or any successor or similar forms thereto and other than pursuant to a registration under Section 6.1), whether or not for sale for its own account, on a form and in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give written notice to all the holders of Registrable Securities promptly of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration (including, without limitation, (x) whether or not such registration will be in connection with an underwritten offering of Registrable Securities and, if so, the identity of the managing underwriter and whether such offering will be pursuant to a "best efforts" or "firm commitment" underwriting and (y) the price (net of any underwriting commissions, discounts and the like) at which the Registrable Securities are reasonably expected to be sold) if such disclosure is acceptable to the managing underwriter. Upon the written request of any such holder delivered to the Company within 30 calendar days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all of the Registrable Securities that the Company has been so requested to register; PROVIDED, HOWEVER, that:

               (i) If, at any time after giving such written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities who made a request as provided herein and thereupon the Company shall be relieved of its obligation to register any Registerable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the holders of the Registrable Securities to request that such registration be effected as a registration under Section 6.1; and

              (ii) If such registration involves an Underwritten Offering, all holders of Registrable Securities requesting some or all of their Registrable Securities to be included in the Company's registration must sell that portion of their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company.

No registration effected under this Section 6.2 shall relieve the Company of its obligation to effect registration upon request under Section 6.1.

            (b) The Company shall not be obligated to effect any registration of Registrable Securities under this Section 6.2 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans.

            (c) The Registration Expenses incurred in connection with each registration of Registrable Securities requested pursuant to this Section 6.2 shall be paid by the Company.

            (d) If a registration pursuant to this Section 6.2 involves an Underwritten Offering and the managing underwriter advises the Company that, in its opinion, the number of securities proposed to be included in such registration should be limited due to market conditions, then the Company will include in such registration (i) first, the securities the Company proposes to sell, and (ii) second, the number of shares of Common Stock requested to be included in such registration that, in the opinion of such managing underwriter, can be sold, such amount to be allocated pro rata among all such requesting holders on the basis of the class of securities and the relative number of shares of Registrable Securities, as the case may be, each such holder has requested to be included in such registration.

            (e) In connection with any Underwritten Offering with respect to which holders of Registrable Securities shall have requested registration pursuant to this Section 6.2, the Company shall have the right to select the managing underwriter with respect to the offering; provided that such managing underwriter is reasonably acceptable to the First Reserve Stockholders if Registrable Securities of such First Reserve Stockholders are being registered in connection therewith.

            (f) Notwithstanding the foregoing, until the earlier of (i) the second anniversary of the date of a Qualified Public

Offering and (ii) January 1, 2000, Management Investors and their Permitted Transferees shall not have piggyback registration if none of the First Reserve Stockholders are participating in the Public Offering to which this Section 6.2 could apply.

            SECTION 6.3.  REGISTRATION PROCEDURES.

            (a) If and whenever the Company is required to use its reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in Section 6.1 or 6.2, the Company will, as expeditiously as possible:

               (i) Prepare and, in any event within 60 calendar days after the end of the period within which requests for registration may be given to the Company, file with the SEC a registration statement with respect to such Registrable Securities and use reasonable best efforts to cause such registration statement to become and remain effective, PROVIDED that the Company may discontinue any registration of its securities that is being effected pursuant to Section 6.2 at any time prior to the effective date of the registration statement relating thereto.

              (ii) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period as may be requested by the First Reserve Stockholders (if Registrable Securities of such First Reserve Stockholders are being registered) not exceeding nine months and to comply with the provisions of the Securities Act with respect to the disposition of all Securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement, PROVIDED, that before filing a registration statement or prospectus relating to the sale of Registrable Securities, or any amendments or supplements thereto, the Company will furnish to counsel and to each holder of Registrable Securities covered by such registration statement or prospectus, copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, and the Company will give reasonable consideration in good faith to any comments of such counsel.

             (iii) Furnish to each holder of Registrable Securities covered by the registration statement and to each underwriter, if any, of such Registrable Securities, such number of copies of a prospectus and preliminary prospectus for delivery in conformity with the requirements of the Securities Act, and such other documents, as such Person may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities.

              (iv) Use its reasonable best efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registrable Securities owned by such seller, in such jurisdictions, except that the Company shall not for any such purpose be required (A) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this
      Section 6.3(a)(iv), it is not then so qualified, or (B) to subject itself to taxation in any such jurisdiction, or (C) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is not then so subject.

               (v) Use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities.

              (vi) Immediately notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 6.3(a)(ii), if the Company becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemented prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

             (vii) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year of the Company), an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act.

            (viii) Use its reasonable best efforts in cooperation with the underwriters to list such Registrable Securities on each securities exchange as they may reasonably designate.

              (ix) In the event the offering is an Underwritten Offering, use its reasonable best efforts to obtain a "cold comfort" letter from the independent public accountants for the Company in customary form and covering such matters of the type customarily covered by such letters and as the First Reserve Stockholders may reasonably request (if Registrable Securities of such First Reserve Stockholder are being registered), in order to effect an underwritten public offering of such Registrable Securities.

               (x) Execute and deliver all instruments and documents (including in an Underwritten Offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as the First Reserve Stockholders may reasonably request (if Registrable Securities of such First Reserve Stockholders are being registered) in order to effect an underwritten public offering of such Registrable Securities.

              (xi) Make available for inspection by the seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

             (xii) Obtain for delivery to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form and scope reasonably satisfactory to such underwriter or agent and their counsel.

            (b) Each holder of Registrable Securities will, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 6.3(a)(vi), forthwith discontinue disposition of the Registrable Securities pursuant to the registration statement and prospectus covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.3(a)(vi).

            (c) If a registration pursuant to or described in Section 6.1 or 6.2 involves an Underwritten Offering, each holder of Registerable Securities agrees, whether or not such holder's Registrable Securities are included in such registration, not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities, or of any security convertible into or exchangeable or exercisable for any Registrable Securities (other than as part of such Underwritten Offering), without the consent of the managing underwriter, during a period commencing seven calendar days before and ending 180 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration.

            (d) If a registration pursuant to or described in Section 6.1 or 6.2 involves an Underwritten Offering, the Company agrees, if so required by the managing underwriter, not to effect any public sale or distribution of any of its equity or debt securities, as the case may be, or securities convertible into or exchangeable or exercisable for any of such equity or debt securities, as the case may be, during a period commencing seven calendar days before and ending 180 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration, except for such Underwritten Offering or except in connection with a stock option plan, stock purchase plan, savings or similar plan, or an acquisition, merger or exchange offer.

            (e) If a registration pursuant to or described in Section 6.1 or 6.2 involves an Underwritten Offering, any holder of Registrable Securities requesting to be included in such registration may elect, in writing, prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration, unless such holder has agreed with the Company or the managing underwriter to limit its rights under this Section 6.3.

            (f) It is understood that in any Underwritten Offering in addition to any shares of stock (the "initial shares") the underwriters have committed to purchase, the underwriting agreement may grant the underwriters an option to purchase up to a number of additional shares of stock (the "option shares") equal to 15% of the initial shares (or such other maximum amount as the NASD may then permit), solely to cover overallotments. Shares of stock proposed to be sold by the Company and the other sellers shall be allocated between initial shares and option shares as agreed or, in the absence of agreement, pro rata among the Company and all such Sellers on the basis of the relative number of shares to be included by each in such registration.

            SECTION 6.4.  INDEMNIFICATION.

            (a) In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 6.1 or 6.2, the Company will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Registrable Securities covered by such registration statement, each affiliate of such seller and their respective directors, officers, employees and agents or general and limited partners (and directors, officers, employees and agents thereof) and, if such seller is a portfolio or investment fund, its investment advisors or agents, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, as follows:

               (i) against any and all loss, liability, claim, damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein not misleading;

              (ii) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

             (iii) against any and all expense reasonably incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, employee, agent, general or limited partner, investment advisor or agent, underwriter or controlling Person and shall survive the transfer of such securities by such seller.

            Notwithstanding the foregoing, the Company shall not be liable to any person described in Section 6.4(a) in any such case to the extent that any such loss, liability, claim, damage or expense whatsoever arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such person specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such person or the Company and shall survive the transfer of such securities by such seller.

            (b) The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with
Section 6.1 or 6.2, that the

Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 6.4(a)) the Company and its directors, officers, employees, agents and controlling Persons with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, employee, agent or controlling Person and shall survive the transfer of such securities by such seller. In that event, the obligations of the Company and such sellers pursuant to this Section 6.4 are to be several and not joint; PROVIDED, HOWEVER, that, with respect to each claim pursuant to this Section, the Company shall be liable for the full amount of such claim, and each such seller's liability under this Section 6.4 shall be limited to an amount equal to the net proceeds (after deducting the underwriting discount and expenses) received by such seller from the sale of Registrable Securities held by such seller pursuant to this Agreement.

            (c) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 6.4, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; PROVIDED, HOWEVER, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this
Section 6.4, except to the extent (not including any such notice of an underwriter) that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of, with respect to the First Reserve Stockholders, more than one firm of counsel selected by the First Reserve

Stockholders, or with respect to the underwriters, more than one firm of counsel for the underwriters in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof provided that the indemnifying party will not agree to any settlement without the prior consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement requires no more than a monetary payment for which the indemnifying party agrees to indemnify the indemnified party and includes a full, unconditional and complete release of the indemnified party, provided, however, that the indemnified party shall be entitled to take control of the defense of any claim as to which, in the reasonable judgment of the indemnifying party's counsel, representation of both the indemnifying party and the indemnified party would be inappropriate under the applicable standards of professional conduct due to actual or potential differing interests between them. In the event that the indemnifying party does not assume the defense of a claim pursuant to this
Section 6.4(c), the indemnified party will have the right to defend such claim by all appropriate proceedings, and will have control of such defense and proceedings, and the indemnified party shall have the right to agree to any settlement without the prior consent of the indemnifying party. Each indemnified party shall, and shall cause its legal counsel to, provide reasonable cooperation to the indemnifying party and its legal counsel in connection with its assuming the defense of any claim, including the furnishing of the indemnifying party with all papers served in such proceeding. In the event that an indemnifying party assumes the defense of an action under this Section 6.4(c), then such indemnifying party shall, subject to the provisions of this
Section 6.4, indemnify and hold harmless the indemnified party from any and all losses, claims, damages or liabilities by reason of such settlement or judgment.

            (d) The Company and each seller of Registerable Securities shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any registration or other qualification of securities under any federal or state law or regulation of any governmental authority.

            SECTION 6.5. CONTRIBUTION. In order to provide for just and equitable contribution in circumstances under which the indemnity contemplated by Section 6.4 is for any reason not available or insufficient for any reason to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Company, any seller of Registrable Securities and one or more of the underwriters, except to the extent that contribution is not permitted under
Section 11(f) of the Securities Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Registrable Securities by taking into account the portion of the proceeds of the offering realized by each, and the relative fault of each party by taking into account the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. The Company and each Person selling securities agree with each other that no seller of Registrable Securities shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 6.4(b) were available. The Company and each such seller agree with each other and the underwriters of the Registrable Securities, if requested by such underwriters, that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or for the underwriters' portion of such contribution to exceed the percentage that the underwriting discount bears to the initial public offering price of the Registrable Securities. For purposes of this Section 6.5, each Person, if any, who controls an underwriter within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such underwriter, and each director and each officer of the Company who signed the registration statement, and each Person, if any, who controls the Company or a seller of Registrable Securities within the meaning of
Section 15 of the Securities Act shall have the same rights to contribution as the Company or a seller of Registrable Securities, as the case may be.

            SECTION 6.6. RULE 144. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act, the Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available other information), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements,

                            ARTICLE VII. TERMINATION.

            SECTION 7.1.  CERTAIN TERMINATIONS.

            (a) Except to the extent specifically provided elsewhere in this Agreement, the provisions of Articles II, III, IV and V shall terminate on the date on which there occurs a Qualified Public Offering.

            (b) Notwithstanding the foregoing, and except as specifically provided elsewhere in this Agreement, this Agreement shall in any event terminate with respect to any Securityholder when such Securityholder no longer owns any shares of Common Stock or Stock Rights.

                          ARTICLE VIII. MISCELLANEOUS.

            SECTION 8.1. SUCCESSORS AND ASSIGNS. Except as provided in Section
4.2 and as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. No Securityholder may assign any of its rights hereunder to any Person other than a transferee that has complied with the requirements of Sections 4.1 and 4.2 as provided therein in all respects. The Company may not assign any of its rights hereunder to any Person other than an affiliate of the Company. If any transferee of any Securityholder shall acquire any shares of

Stock or Stock Rights, in any manner, whether by operation of law or otherwise, such Stock or Stock Rights shall be held subject to all of the terms of this Agreement, and by taking and holding such Securities such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement, provided, however, that any transferee from a Management Investor shall have only those rights, benefits and obligations of a Management Investor hereunder.

            SECTION 8.2. AMENDMENT AND MODIFICATION; WAIVER OF COMPLIANCE.

            (a) This Agreement may be amended only by a written instrument duly executed by the First Reserve Stockholders. No amendment to this Agreement which adversely affects the rights of the Management Investors hereunder may be effected without the prior written consent of Management Investors holding a majority of the shares of Stock or Stock Rights at the time held by the Management Investors, calculated on the basis of Fully Diluted Common Stock. In the event of the amendment or modification of this Agreement in accordance with its terms, the Securityholders shall cause the Board of Directors of the Company to meet within 30 calendar days following such amendment or modification or as soon thereafter as is practicable for the purpose of adopting any amendment to the Certificate of Incorporation and By-Laws of the Company that may be required as a result of such amendment or modification to this Agreement, and, if required, proposing such amendments to the Securityholders entitled to vote thereon, and the Securityholders agree to vote in favor of such amendments.

            (b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            (c) In the event of any conflict between the provisions of this Agreement and the provisions of any other agreement, the provisions of this Agreement shall govern and prevail, except as otherwise provided herein.

            SECTION 8.3. NOTICES. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex or telecopy (with such telex or telecopy confirmed promptly in writing sent by first class mail), or first class mail, or other similar means of communication, as follows:

               (i) If to the Company, addressed to its principal executive offices to the attention of its Secretary;

              (ii) If to a Securityholder other than the First Reserve Stockholders to the address of such Securityholder set forth in the stock records of the Company; and

             (iii)            If to the First Reserve Stockholders or to
      First Reserve, to:

                        First Reserve Corporation
                        475 Steamboat Road
                        Greenwich, CT 06830
                        Attn:  William E. Macaulay
                        Telecopy:   (203) 661-6729

                        with a copy to:

                        Simpson Thacher & Bartlett
                        425 Lexington Avenue
                        New York, NY 10017-3954
                        Attn:  Richard Capelouto
                        Telecopy:   (212) 455-2502

or, in each case, to such other address or telex or telecopy number as such party may most recently designate, in writing to the Company and each Securityholder in the manner specified above.

     All such communications shall be deemed to have been given or made when so delivered by hand or sent by telex (answer back received) or telecopy, or if mailed, five business days after being so mailed.

            SECTION 8.4.  ENTIRE AGREEMENT; GOVERNING LAW.

            (a) This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject transactions contemplated hereby and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to this subject matter. The Company represents to the Securityholders that the rights granted to the holders hereunder do not in any way conflict with and are not inconsistent with the rights granted or obligations accepted under any other agreement (including the Certificate of Incorporation) to which the Company is a party.

            (b) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN DELAWARE).

            SECTION 8.5. INJUNCTIVE RELIEF. The Securityholders acknowledge and agree that a violation of any of the terms of this Agreement will cause the Securityholders irreparable injury for which adequate remedy at law is not available. Therefore, the Securityholders agree that each Securityholder shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any Securityholder from committing any violations of the provisions of this Agreement.

            SECTION 8.6. INSPECTION. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Securityholder at the principal executive offices of the Company.

            SECTION 8.7. HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 8.8. RECAPITALIZATIONS, EXCHANGES, ETC., AFFECTING THE SECURITIES. The provisions of this Agreement shall apply to the full extent set forth herein with respect to the Stock and the Stock Rights, and to any and all equity or debt securities of the Company or any successors or assigns of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such Stock and Stock Rights or equity or debt securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

            SECTION 8.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 8.10. ADDITIONAL MANAGEMENT INVESTORS. If the Company shall at any time issue, grant, sell or otherwise transfer any options, shares of Common Stock or other equity securities of the Company to any employee of the Company or its Affiliates then, prior to such issuance such employee and his/her spouse (if applicable) will become a "Management Investor" party to this Agreement pursuant to a written instrument in form and substance reasonably satisfactory to the First Reserve Investors and the Company. Upon execution and delivery of such written instrument, such employee shall become a "Management Investor" party to this Agreement and have all of the rights and obligations of a Management Investor hereunder.


            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

                                     DOMAIN ENERGY CORPORATION

                                     By:
                                        Name: Michael V. Ronca
                                        Title: President and Chief
                                               Executive Officer

                                     FIRST RESERVE FUND VII, LIMITED
                                     PARTNERSHIP

                                     By:   First Reserve Corporation,
                                           as Managing General Partner

                                     By:
                                        Name: Jonathan S. Linker
                                        Title: Managing Director

MANAGEMENT INVESTOR                                   SPOUSE

By:                                             By:
   Name: Michael V. Ronca                          Name:

                                       52